Florida Public Utilities Announces Results for the First Quarter of 2008

WEST PALM BEACH, FL -- (MARKETWIRE) -- 05/12/08 --  Florida Public Utilities (AMEX: FPU) reported net income for the first quarter ended March 31, 2008 of $1,950,000 or $.32 per share, compared to $1,798,000 or $.30 per share for the same period last year.

Total revenues increased $6,418,000 in the first quarter of 2008 compared to the same period in 2007, primarily due to the higher fuel costs and associated taxes that are recovered directly from customers.  Usage per customer was down and management believes it is due to warmer weather in our gas divisions and conservation measures taken by our gas and electric customers as a result of recent fuel increases and the slow-down in the economy.

Earnings for 2008 are higher for the quarter compared to 2007 primarily because of the interim rate relief in our electric operations.  Interim rate relief of approximately $800,000 annually was approved beginning in November 2007.

A final annual electric rate increase of approximately $3,900,000 a year was approved in April 2008, with the new rates beginning May 22, 2008. These revenues should provide an increase to our overall profitability for the electric segment and recovery of increased expenditures including depreciation, storm readiness mandates and initiatives and other expenses beginning in 2008.

Operating expenses remained consistent with the previous year. Although depreciation expense in our electric operations increased due to higher depreciation rates effective January 2008, this was offset by lower sales expenses. The sales expense was lower as a result of reductions taken by the Company in the number of sales staff and related sales expenses in response to the slowdown in the construction industry and the overall economy.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the first quarter 2008 and 2007 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)	March 31,
	2008	2007
Total Revenues	$45,030	$38,612

Net Income	$1,950	$1,798

Earnings Applicable to Common Stock	$1,943	$1,791

Earnings Per Common Share - basic and diluted	$.32	$.30
Average Shares Outstanding	6,071,565	6,024,739

Contact:
George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731

P O Box 3395
West Palm Beach, FL 33402-3395